Exhibit 5.1

Goodwin Procter llp 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

March 22, 2021

Trinity Acquisition Corporation

Unit 1903-4, 303 Hennessy Road

Wanchai, Hong Kong

Re:    Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333 - 254100) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Trinity Acquisition Corporation, a Cayman Islands exempted company (the “Company”), of up to 28,750,000 units, including units purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company (collectively, the “Units”), with each Unit consisting of one Class A ordinary share of the Company, par value $0.00008 per share (the “Ordinary Shares”), and one-third of one redeemable warrant of the Company, where each whole warrant entitles the holder to thereof to purchase one Ordinary Share of the Company (the “Warrants”). The Units are expected to be sold to the several underwriters named in, and pursuant to, an underwriting agreement to be entered into among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We have assumed, with your consent, that the Company is validly existing as an exempted company and in good standing under the laws of the Cayman Islands, has the exempted company power to execute, deliver and perform its obligations to which it is a party and has duly authorized the Ordinary Shares and Warrants constituting the Units, and that when the Units are delivered and paid for in accordance with the Underwriting Agreement, such Ordinary Shares and Warrants will have been duly and validly issued, executed and delivered by the Company under Cayman law, as applicable.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that each of the Units and the Warrants, and the units agreements and warrant agreements, will be governed by the law of New York.

The opinions set forth below are limited to the law of New York.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.            When the Units are delivered and paid for in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, as transfer agent, the Units will constitute valid and binding obligations of the Company.

2.            When Warrants included in the Units are delivered and paid for as part of the Units in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery of such Warrants by Continental Stock Transfer & Trust Company, as warrant agent, the Warrants will constitute valid and binding obligations of the Company.

Our opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). We note that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP